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                                                                  EXHIBIT 11.1

                          SAFEWAY INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                           and Common Share Equivalent
                     (In millions, except per share amounts)


                                                                                    12 Weeks Ended
                                                                 ----------------------------------------------------
                                                                     March 25, 1995                March 26, 1994
                                                                 -----------------------      -----------------------
                                                                   Fully                       Fully
                                                                  Diluted       Primary       Diluted         Primary
                                                                 --------       -------       -------         -------
Net income                                                       $ 62.0         $ 62.0         $ 41.9         $ 41.9
                                                                 ======         ======         ======         ======

Weighted average common shares outstanding                        105.6          105.2          102.3          101.7
Common share equivalents                                           15.8           15.8           22.6           22.3
                                                                 ------         ------         ------         ------
Weighted average common shares and common
   share equivalents                                              121.4          121.0          124.9          124.0
                                                                 ======         ======         ======         ======

Earnings per common share and common
   share equivalent                                              $ 0.51         $ 0.51         $ 0.34         $ 0.34
                                                                 ======         ======         ======         ======

Calculation of common share equivalents:

        Options and warrants to purchase common shares             23.8           24.2           28.6           29.3
        Common shares assumed purchased with potential
             proceeds                                              (8.0)          (8.4)          (6.0)          (7.0)
                                                                 ------         ------         ------         ------
        Common share equivalents                                   15.8           15.8           22.6           22.3
                                                                 ======         ======         ======         ======

Calculation of common shares assumed purchased with potential proceeds:

        Potential proceeds from exercise of options and
             warrants to purchase common shares                  $285.6         $283.0         $155.1         $158.3
        Common stock price used under the treasury
             stock method                                        $ 35.50        $ 33.72        $ 25.75        $ 22.64
        Common shares assumed purchased with
             potential proceeds                                     8.0            8.4            6.0            7.0
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